EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 1, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Haverty Furniture Companies, Inc. and subsidiary on Form 10-K for the year ended December 31, 2021.  We consent to the incorporation by reference of said reports in the Registration Statement of Haverty Furniture Companies, Inc. and subsidiary on Forms S-8 (File No. 333-197969 and 333-258793).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 1, 2022